ADMINISTRATION AGREEMENT


         AGREEMENT dated as of May 29, 1998 by and between SAMCO Fund, Inc., a Maryland corporation (the "Fund"), and Investors Capital Services, Inc. a Delaware corporation ("Investors Capital").

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and offers shares of common stock, par value $.001 per share, which have been registered under the Securities Act of 1933, as amended;

         WHEREAS,   Investors  Capital  is  a  service  company  which  provides management, administrative and other services to investment companies and other entities; and

         WHEREAS, the Fund desires to retain Investors Capital to render certain management and administrative services, including supervision of certain third party vendors to the Fund.

         NOW, THEREFORE, in consideration of the above premises and of other good and valuable consideration the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Appointment of Administrator

         The Fund hereby appoints Investors Capital to act as administrator to the Fund for the period and on the terms set forth in this Agreement. This appointment applies to each existing series of the Fund, as well as any future series provided (i) the Fund does not object to Investors Capital in writing on any basis or (ii) Investors Capital does not object to the Fund in writing on the basis of the capabilities of Investors Capital. Investors Capital accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation herein provided.

         As further delineated on Schedule A of this Agreement, which may be amended by the parties from time to time, Investors Capital shall provide for, or assist in managing and supervising all aspects of, the general day-to-day business activities and operations of the Fund except for investment advisory services, custodial, transfer agency, dividend disbursing, accounting, auditing and legal services. Investors Capital shall discharge such responsibilities subject to the supervision and direction of the Fund's officers and Board of Directors, and in compliance with the objectives, policies and limitations set forth in the Fund's registration statement, Articles of Incorporation, By-Laws and applicable laws and regulations. All agreements with third parties shall be subject to review and approval by the Fund's executive officers or Board of Directors.

         Investors Capital will perform all of its obligations under this Agreement in accordance with applicable law, including without limitation laws against discrimination.

2.       Representation and Warranties of Investors Capital

         Investors Capital represents and warrants to the Fund that:

         A. Investors Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and otherwise, to consummate the transactions contemplated by this Agreement. Investors Capital is duly qualified to carry out its business, and is in good standing, in the State of New York.

         B. The Board of Directors and stockholders of Investors Capital have taken all action required by law and Investors Capital's Certificate of
Incorporation  and  By-Laws to  authorize  the  execution  and  delivery of this
Agreement by Investors Capital and the consummation on behalf of Investors Capital of the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of Investors Capital enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in a breach of, or constitute a default under, or with lapse of time or giving of notice or both will result in a breach of or constitute a default under, or otherwise give any party thereto the right to terminate (a) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Investors Capital is a party or by which Investors Capital or any of its properties is bound or affected, or pursuant to which Investors Capital has guaranteed the indebtedness of any person, or (b) any lease, license, contract or other agreement to which Investors Capital is a party or by which Investors Capital or any of its properties is bound or affected. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in, or require, the creation or imposition of any mortgage, deed or trust, pledge, lien, security interest, or other charge or encumbrance of any nature upon or with respect to any of the properties now or hereafter owned by Investors Capital.

         C. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of Investors Capital.

         D. Except such as have been obtained and as are in full force and effect and subject to no dispute, claim or challenge, no permit, license, franchise, approval, authorization, qualification or consent of, registration or filing with, or notice to, any governmental authority is required in connection with the execution and delivery by Investors Capital of this Agreement or in connection with the consummation by Investors Capital of any transactions contemplated by this Agreement, and no such permit, license, franchise, approval, authorization, qualification or consent of, registration or filing with, or notice to any federal, state or local governmental authority is required in connection with Investors Capital's business or operations as currently conducted or as currently contemplated to be conducted. Investors Capital has conducted its business and operations in compliance with all applicable laws and regulations.

3.       Duties of the Fund

         A. The Fund will deliver to Investors Capital copies of each of the following documents and will deliver to Investors Capital all future amendments and supplements, if any:

         (1)      A   certified   copy  of  the   Articles  of
         Incorporation of the Fund as amended and currently in effect;

         (2) A copy of the Fund's By-Laws as amended and currently in effect, certified by the Secretary of the Fund;

         (3) A copy of the resolution of the Fund's Board of Directors authorizing this Agreement, certified by the Secretary of the Fund;

         (4) The Fund's registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission ("SEC"), and all amendments thereto;

         (5) Each resolution of the Board of Directors of the Fund authorizing the original issue of its shares, certified by the Secretary of the Fund;

         (6) Copies of the resolutions of the Fund's Board of Directors authorizing: (i) certain officers and employees of Investors Capital to give instructions to the Fund's custodian and transfer agent as required by agreements with such parties, and (ii) certain officers and employees of Investors Capital to sign checks and pay expenses on behalf of the Fund, certified by the Secretary of the Fund;

         (7) A copy of the current Investment Advisory Agreement between the Fund and Seix Investment
         Advisors, Inc.;

         (8) A copy of the Custodian Agreement and Transfer Agency Agreement relating to the Fund; and

         (9) Such other  certificates,  documents  or opinions  which  Investors
         Capital  may,  in  its   reasonable   discretion,   deem  necessary  or
         appropriate in the proper performance of its duties.

         B. The Fund will cooperate in providing Investors Capital with all information reasonably necessary to permit Investors Capital to perform its duties hereunder.

         C. The Fund certifies to Investors Capital that, as of the close of business on the date of this Agreement, it has authorized capitalization of 2,500,000,000 shares of its common stock, $.001 par value (the "Shares"), and agrees that Investors Capital will be promptly notified from time to time when the Fund takes corporate action to increase the number of authorized shares, including restoring redeemed shares held in its treasury to the status of authorized and unissued shares.

4.       Services To Be Obtained Independently By the Fund

         The Fund shall, at its own expense, provide for any of its own:

         A.       Organizational expenses;

         B.       Services of an independent accountant;

         C. Services of outside legal counsel (including such counsel's review of the Fund's registration statement, proxy materials and other reports and materials prepared by Investors Capital under this Agreement);

         D. Services contracted for by the Fund directly from parties other than Investors Capital acting as administrator (or subcontracted for by Investors Capital on behalf of the Fund, subject to review and approval by the Fund's executive officers or Board of Directors);

         E. Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio;

         F.       Investment advisory services;

         G. Taxes, insurance premiums and other fees and expenses applicable to its operation;

         H. Costs incidental to any meeting of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and costs incidental to the preparation, printing and mailing of any proxy materials;

         I.       Cost  incidental  to  Directors'   meetings,
including fees and expenses of Directors;

         J. The salary and expenses of any officer or employee of the Fund who is not also an officer or employee of Investors Capital;

         K. Custodian and depository banks, and all services related thereto;

         L.       Costs   incidental   to   the   preparation,
printing and distribution of its registration statement and any amendments thereto, and shareholder reports, including printing setup, printing and mailing costs;

         M. All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities;

         N. Fidelity bond and director's and officers' liability insurance;

         O.       Record retention costs of third parties;

         P. Distribution fees pursuant to any distribution plan, if and when adopted pursuant to Rule 12b-1 under the 1940 Act; and

         Q.       Litigation  and   indemnification   expenses
and  other   extraordinary   expenses   not  incurred  in  the
ordinary course of the Fund's business.

5.       Price, Charges and Instructions

         In consideration of the services rendered and expenses assumed by Investors Capital pursuant to this Agreement, the Fund will pay Investors Capital a monthly fee at the annual rate of 0.15 % of the Fund's average daily net assets, subject to a minimum fee of $50,000 for the first twelve (12) months after the Fund commences investment operations. Such sum shall be paid in monthly installments by the tenth day of each month for the previous month.

         For purposes of this Section 5, the "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets on each day pursuant to the applicable provisions of the Fund's Registration Statement, as amended.

         In addition, Investors Capital shall be reimbursed for the reasonable cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders, directors, Fund management, Fund vendors, or any regulatory agencies on behalf of the Fund, or especially prepared for use in connection with its obligations hereunder, as well as the reasonable cost of postage, telephone, telex and telecopy used in communicating with shareholders, directors, Fund management, Fund vendors or any regulatory agencies on behalf of the Fund, travel-related expenses when incurred on official Fund business and microfilm used each year to record the previous year's transactions in shareholder accounts and computer tapes used for reasonable permanent storage of records, permanent storage costs for hard copy Fund records and reasonable cost of insertion of materials in mailing envelopes by outside firms. Prior to ordering any forms in such supply as it estimates will be adequate for more than two years' use, Investors Capital shall obtain the written consent of the Fund. All forms for which Investors Capital has received reimbursement from the Fund shall be and remain the property of the Fund until used.

         At any time Investors Capital may apply to any executive officer of the Fund or executive officer of the Fund's investment adviser for instructions, and may consult with legal counsel for the Fund, if consented to by an executive officer of the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by Investors Capital under this Agreement and Investors Capital shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Investors Capital shall be protected and indemnified in acting upon any paper or document of the Fund reasonably believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any representative of the Fund, until receipt of written notice thereof from the Fund, unless an officer of Investors Capital shall have actual knowledge of such change. Investors Capital shall also be protected and indemnified, except where a stop order is in effect, in recognizing transfer documents which Investors Capital reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of any present or former transfer agent.

6.       Limitation of Liability and Indemnification

         A. Investors Capital shall provide its services in a professional manner customarily provided by leading mutual fund administration companies. Investors Capital shall be responsible for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it by the Fund which are not contrary to this Agreement. Investors Capital shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless caused by or resulting from the gross negligence, bad faith or willful misconduct of Investors Capital, its officers or employees or the violation by any of such persons of this Agreement. In no event, however, shall Investors Capital be liable for any consequential damages including, without limitation, any taxes, penalties, litigation expenses or other loss or damage resulting from the failure by other persons providing services to the Fund to conform to applicable legal or regulatory requirements, or to the Fund's investment policies and restrictions as set forth in its registration statement, notwithstanding that Investors Capital, in the course of carrying out its monitoring duties hereunder, failed to discover such failure.

         B. The Fund shall indemnify and hold Investors Capital harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit in connection with any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been executed by a duly authorized officer of the Fund, provided that this indemnification shall not apply to actions or omissions of Investors Capital, its officers or employees in cases of its or their own gross negligence or misconduct or the violation by any of such persons of this Agreement.

         C. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, and if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any such suit and retain such counsel, Investors Capital or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel at its or their own expense, except that, if the Fund shall have specifically authorized the retaining of such counsel, then the reasonable expenses for such counsel shall be reimbursed by the Fund.

7.       Confidentiality

         Investors Capital agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities hereunder, except
(i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, when requested to divulge such information by duly constituted authorities and may not be withheld where Investors Capital may be exposed to civil or criminal contempt proceedings for failure to comply, and Investors Capital shall disclose all such records and information to the investment adviser to the Fund when so requested by the adviser or the Fund.

8.       Compliance With Governmental Rules and Regulations

         The Fund assumes full responsibility for complying with all applicable requirements of the Securities Act of 1933, the 1940 Act and the Securities Exchange Act of 1934, all as amended, and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that Investors Capital specifically assumes any such obligations under the terms of this Agreement.

         Investors Capital shall maintain and preserve for the period prescribed, such records relating to the services to be performed by Investors Capital under this Agreement as are required pursuant to the 1940 Act and the Securities Exchange Act of 1934, all as amended, and the rules and regulations thereunder. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable form.

9.       Status of Investors Capital

         Investors Capital shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         Nothing herein shall be deemed to limit or restrict Investors Capital's right or that of any of its affiliates or employees, to engage in any other business or to devote time and attention to the administration or other related aspects of any other registered investment company or to render services of any kind to any other corporation, firm, individual or association.

10.      Printed  Matter  Concerning  the Fund or  Investors
         Capital

         Neither the Fund nor Investors Capital shall publish and circulate any printed matter which contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to Investors Capital's appointment under this Agreement and/or any other agreement between the Fund and Investors Capital, and excepting as may be required by applicable laws or regulations.

11.      Term, Amendment and Termination

         This Agreement may be modified or amended, from time to time, by mutual agreement between the parties hereto. This Agreement shall remain in effect from the date hereof, and shall expire on November 3, 2002. After the expiration date, this Agreement shall automatically be renewed annually thereafter, and may be terminated thereafter, by either party on 120 days' prior written notice. Upon termination of the Agreement, the Fund shall pay to Investors Capital such compensation as may be due under the terms hereof on the date of such termination.

12.       Default
         Should either party materially breach, materially neglect or materially fail, in whole or in part, to perform its duties and/or observe its obligations hereunder (a "Default"), that party shall be in Default hereunder (the
"Defaulting Party"). The other party hereto may give written notice to the Defaulting Party, and if such Default fails to be remedied within thirty (30) days after receipt of such written notice, then the party giving such notice may terminate this Agreement by thirty (30) days' written notice of such termination to the Defaulting Party. Such termination shall not affect any rights or obligations of either party arising from, or relating to, such Default under the terms hereof.

         Not in limitation of the foregoing, the Fund may terminate this Agreement prior to November 3, 2002 for reasons other than a Default by Investors Capital, upon ninety (90) days' written notice to Investors Capital and payment of liquidated damages to Investors Capital. The liquidated damages amount shall equal the aggregate of monthly fees due or paid to Investors Capital under this Agreement for the last three (3) months prior to receipt of notice of termination. Upon payment of such sum, Investors Capital shall have no further claim to fees due under this Agreement for periods after the termination date.

         The provisions of this Section 12 shall not limit either party's termination rights under Section 11 of this Agreement. The provisions of Section 11 and this Section 12 shall govern the method of termination of this Agreement, but shall not limit any other rights or remedies of either party in the event of any breach of this Agreement by the other party.

13.      Notices

         Any notice or other communication authorized or required hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be addressed to the Fund at c/o Investors Capital Services, Inc., 600 Fifth Avenue, 26th Floor, New York, NY 10020, Attention: Mr. Paul Brook, Treasurer; and to Investors Capital Services, Inc., 600 Fifth Avenue, 26th Floor, New York, New York 10020, Attention: Carla E. Dearing, President. Either party may designate a different address by notice to the other party. Any such notice or other communication shall be deemed given when actually received.

14.      Non-Assignability

         This Agreement shall not be assigned by either of the parties hereto without the prior consent in writing of the other party. Any purported assignment in violation of this Agreement shall be void and of no effect.

15.      Successors

         This Agreement shall be binding on and shall inure to the benefit of the Fund and Investors Capital, and their respective successors and permitted assigns.

16.      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


ATTEST:                                              SAMCO
FUND, INC.



By:

Peter J. Bourke, Assistant Secretary
 Christina Seix, Chairman



ATTEST:
INVESTORS CAPITAL SERVICES, INC.



By:
William E. Vastardis
    Carla E. Dearing







                                                     SCHEDULE A
                                                                              to
                                              ADMINISTRATION AGREEMENT
                                                       between
                                                  SAMCO FUND, INC.
                                                                             and
                                          INVESTORS CAPITAL SERVICES, INC.


Pursuant to the attached Administration  Agreement,  Investors
Capital Services, Inc. ("Investors Capital") will provide the following services to SAMCO Fund, Inc. (the "Fund"):

         1) Supervision of all third party vendors to the Fund - Investors Capital will supervise the quality of service and competitiveness of fees of all Fund vendors, except the investment adviser. Investors Capital will develop day-to-day working relationships with existing vendors as well as evaluate alternative vendor candidates, as reasonably requested by the Fund's officers. The vendors that Investors Capital will be responsible for include:

                  a)       Transfer and  Dividend  Disbursing
                           ----------------------------------
                           Agent,  Fund Accounting  Agent and
                           ----------------------------------
                           Custodian - Investors  Capital will
                           ---------
                           make  necessary  efforts  to ensure
                           that    all    legally     required
                           functions  are  performed at a high
                           quality  level and at a competitive
                           fee.    Investors    Capital   will
                           strive  to  enhance   the   service
                           levels   as   well   as   reporting
                           capabilities.

                  b) Outside Counsel, Independent Accountant and Other Vendors Investors Capital will coordinate communications with all other Fund vendors with a goal of enhancing service levels while controlling costs.

                  c)       Insurance   Providers  -  Investors
                           ---------------------
                           Capital  will  identify   potential
                           insurance  providers  and  evaluate
                           the comparative  terms and costs of
                           fidelity    bond,   E&O   and   D&O
                           coverage.  Investors  Capital  will
                           continually       monitor       the
                           appropriateness   of   the   chosen
                           providers and coverage.

         2)       Monitor  and  Report  on  Compliance  Investors  Capital  will monitor the Fund's compliance with the regulations of Sub-Chapter M of the Internal Revenue Code with particular emphasis on the asset diversification, income and short-short tests. Investors Capital will monitor the Fund's compliance with the securities laws, particularly the Investment Company Act of 1940, with particular emphasis on the diversification and voting stock tests. Investors Capital will monitor all Prospectus, Statement of Additional Information and Board-imposed compliance limitations. Investors Capital will report compliance status in all required areas in a format and at a frequency mutually agreed upon between Fund officers and directors and Investors Capital, including a quarterly review and reporting pursuant to the Fund's Code of Ethics policy.

         3) Prepare and Monitor Annual Compliance and Administrative Calendar - Investors Capital will prepare an annual calendar which will include key dates in the operations of the Fund, such as Board and Audit Committee meetings and mailings, filing dates, compliance monitoring and other mutually agreed upon events. Investors Capital will monitor the calendar and report on status of activity on a regular basis to Fund officers.

         4) Board of Directors' Meetings - Investors Capital will prepare and mail all necessary Resolutions, Agenda, Powers of Attorney and other material in advance of each Board meeting, and will prepare and mail all Board written consents. Investors Capital will do a presentation to the Board of the status of all administrative and operations functions at each meeting. Investors Capital will coordinate other Vendor presentations to the Board when required. Investors Capital will pay all required directors' fees and expenses, from the Fund's accounts maintained with its custodian, on a timely and accurate basis.

         5) Monthly Fund Management Reporting Investors Capital will collect, review and summarize all Vendor reports. Investors Capital will prepare a monthly administrative report which will include the financial statements, a compliance summary, expense ratio calculations, portfolio turnover ratio calculations and performance calculations, and will prepare other reasonably requested activity reports.

         6) Shareholder Reports - Investors Capital will prepare the semi-annual and annual financial reports and footnotes required by Securities and Exchange Commission ("SEC") regulation for reporting to the shareholders and the SEC. Investors Capital will coordinate with the Investment Adviser and Independent Accountants to obtain the appropriate letters to the shareholders. Investors Capital will coordinate the printing of the reports and mail to the shareholders as well as file copies with the appropriate regulatory authorities. Investors Capital will respond to any shareholder inquiries under the direction of the Fund's officers.

         7) Tax Filings - Investors Capital will prepare for Fund officer review all necessary tax returns and file such returns on a timely basis with the appropriate regulatory authorities. These will include all Federal corporate and excise tax returns, state returns, and 1099 MISC returns for directors fees, and if required, for fees to third party vendors.

                  8) SEC Filings - Investors Capital will prepare for Fund officer review all necessary filings and make such filings on a timely basis with the SEC. These will include Form N-SAR, Rule 24e-2 and 24f-2 filings, proxy materials, post-effective amendments to Form N-1A and any other SEC filings.

                  9) Blue Sky Monitoring and Filings Investors Capital will monitor Blue Sky compliance in each jurisdiction and perform all administrative functions, including the making of necessary filings on behalf of the Fund, under the supervision of the Fund's Distributor. Investors Capital will report the status of the Fund's registration of each series of Shares on a regular basis to the Fund's directors and officers.

         10) Other Filings - On behalf of the Fund, Investors Capital will prepare and file any other required documents with the appropriate jurisdiction, including abandoned property reports and state corporate law filings.

         11) Holdings Reconciliations - Investors Capital will review holdings reconciliations between the Investment Adviser and the Custodian/Fund Accounting Agent. All discrepancies will be researched and reported promptly to the Fund's officers or directors.

         12) Proxy Statement and Annual Meeting Investors Capital will prepare with the assistance of Fund counsel all proxy materials, file them with the SEC and mail them to the shareholders. If it is necessary for the Fund to have an Annual Meeting, Investors Capital will set up the Annual Meeting, prepare the agenda and script, tabulate and solicit votes if requested to do so by the Fund's officers or directors and perform the duties of the inspector of elections.

         13) Fund Expenses - Investors Capital will review all Fund expenses and strive to create efficiencies and economies of scale wherever possible. Investors Capital, under supervision and direction of Fund officers, will pay all Fund bills in an accurate and timely manner from the Fund's accounts maintained with its custodian.

         14) New Series Registration - Investors Capital will assist management in the preparation of and filing with the SEC of all new Series or other changes to the Fund's prospectus and Statement of
                  Additional Information.

         15) General - Investors Capital will make its staff available to Fund management to assist in or to respond to any reasonable request for Fund- or industry-related information. If requested, Investors Capital will make its facilities available for meetings of the Fund's officers or directors.
                  Investors Capital will assist in any examination of the Fund by the SEC, Internal Revenue Service or any other regulatory agency.